UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2015 General Employment Enterprises, Inc. (the "Company" entered into a Stock Purchase Agreement (the "Agile Agreement") with Tricia Dempsey ("Seller"). Pursuant to the terms of the Agile Agreement the Company acquired on July 31, 2015, 100% of the outstanding stock of Agile Resources, Inc., a Georgia corporation ("Agile"), for up to a total of approximately $4,000,000 in consideration, subject to certain adjustments [For example: if the Company elects for a 338(h)(10) election, there may be an payment made to the Seller to offset additional tax liability of Seller, to the extent an increase occurs]. The consideration shall be paid as follows:

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Cash Payment to Seller. At the closing, the Company paid to Seller $1,830,000 in cash which represents Two Million Dollars ($2,000,000) reduced by the amount of certain employee bonuses payable by Agile.

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Cash Payment to Escrow Agent. Within ten (10) Business Days, after the closing, the Company will deposit an additional Five Hundred Thousand Dollars ($500,000) with a mutually acceptable third party escrow agent as part of the purchase price for Agile (the "Working Capital Escrow Funds"). The Working Capital Escrow Funds will be released to Seller, or the Company or a combination of Seller and the Company based on Agile having $450,000 of net working capital at closing as defined in the Agile Agreement. [If less than $450,000, the difference is returned to the Company (remainder of escrow to be released to Seller; if more, the Company is to release the entire escrow and pay to Seller an amount equal to such excess over $450,000]

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Earnout Payment. Up to an additional Five Hundred Thousand Dollars ($500,000) (the "Earnout") may be paid by the Company to Seller on or before September 30, 2016, subject to the satisfaction of certain earnout provisions contained in the Agile Agreement.

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Payment of Shares of Company Common Stock. One Million Dollars ($1,000,000) of the purchase price will be paid in issued shares of common stock of the Company. The number of shares issued will be based on the mean average closing price of shares of the Company's common stock during the twenty (20) trading days preceding the date of the day before the closing date subject to certain adjustments in the event of stock dividends, stock combinations or stock splits. The shares of common stock issued to the Seller shall be delivered within ten (10) business days after closing. One-half of such shares of common stock will be held in escrow for an agreed period in accordance with the provisions of an escrow agreement in a form to be mutually agreed upon as soon as reasonably practicable [The shares held in escrow are intended to be used for collateral to secure certain indemnities by the Seller under the Agile Agreement, and will be available for such remedy recourse by the Buyer for approximately 18 months, unless such period is extended as provided for in the Agile Agreement or the applicable escrow agreement].

The transaction has been unanimously approved by the board of directors of the Company and by Seller.

The Company intends to utilize a portion of the proceeds from the public offering it completed on July 27, 2014 to finance the payment of the purchase price of Agile.

Agile was founded by Seller in 2003 and provides innovative IT staffing solutions and IT consulting services ranging from legacy platforms to emerging technologies to a diversified client base across many industry verticals. Agile has a sophisticated recruiting and delivery engine and utilizes state-of-the-art technology to deliver top talent with a rapid time to market. Agile delivers CIO advisory services and IT project support resources in the areas of application architecture and delivery, enterprise operations, information lifecycle management and project management all with flexible delivery options. The staffing alternatives include the provision of contract IT professionals, contract-to-permanent and permanent placement in addition to providing IT solutions for project work including statement-of-work (SOW) engagements on a time-and-materials (T&M) basis. Agile's IT staffing solutions include providing professionals with expertise in the areas of .net, share-point, enterprise resource planning (ERP), software engineering, database support (Microsoft SQL, Oracle, Sybase & Informix), legacy systems support, data analytics, cloud migration, big data, cyber-security, health IT, network and help-desk support and mobile applications.

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The assets acquired primarily consist of accounts receivable, unbilled revenue, deposit, fixed assets and other current assets.

A copy of the Agile Agreement is attached hereto as Exhibit 10.1. The description of the Agile Agreement contained in this Current Report on the Form 8-K is qualified in its entirety by referenced to Exhibit 10.1. A copy of the press release announcing the acquisition of Agile is attached hereto as Exhibit 99.1.

The Company will file with the Securities and Exchange Commission (the "SEC") the financial statements and pro forma financial information required to be filed pursuant to Rule 8-04 of Regulation S-X and Article 11 of Regulation S-X within 71 days after the date on which this Current Report on Form 8-K was required to be filed with the SEC.

Item 2.01 Completion of Acquisition of Disposition of Assets.

The information contained in Item 1.01 of this Form is hereby incorporated by referenced into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Form is hereby incorporated by referenced into this Item 3.02. The Company estimates that it will issue approximately 1,201,923 shares of common stock to Seller in connection with the acquisition of Agile. The shares issuable to Seller will not be registered under the Securities Act of 1933, as amended (the "Act"). Seller is an accredited investor. The issuance of the shares of Company common stock to Seller is exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement dated July 31, 2015 by and between General Employment Enterprises, Inc. and Tricia Dempsey

99.1	Press release issued by General Employment Enterprises, Inc. dated August 3, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: August 4, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer

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